Exhibit 5.1

3001 Colorado Blvd • Denton, TX 76210 • 940.898.7500 • www.sallybeautyholdings.com

May 11, 2012

Board of Directors

Sally Beauty Holdings, Inc.

3001 Colorado Blvd.

Denton, Texas 76210

Re: Prospectus Supplement to Shelf Registration Statement on Form S-3 (Registration No. 333-170675)

Ladies and Gentlemen:

I am the Vice President and Deputy General Counsel of Sally Beauty Holdings, Inc., a Delaware corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) of a prospectus supplement, dated May 8, 2012 (the “Prospectus Supplement”) to the prospectus, dated November 18, 2010 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the offering and sale by CDRS Acquisition Fund, LLC and CD&R Parallel Fund VII, L.P. (together, the “Selling Stockholders”) of 15,000,000 shares (the “Shares”) of common stock, par value $0.01 per share of the Company (the “Common Stock”).  The Shares are being sold to the underwriter (the “Underwriter”) named in the Underwriting Agreement dated as of May 7, 2012 (the “Underwriting Agreement”) by and among the Company, the Selling Stockholders and the Underwriter.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company, the Selling Stockholders and of public officials, as I have deemed appropriate as a basis for the opinion hereinafter set forth.

In rendering the opinion set forth below, I have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to me as originals, and (iv) the conformity to the original documents of all documents submitted to me as conformed, facsimile, photostatic or electronic copies.

Based upon the foregoing and subject to all of the other limitations, qualifications and assumptions set forth herein, it is my opinion that the Shares have been validly issued, fully paid and non-assessable.

This opinion is delivered for use solely in connection with the issuance of the Shares in the transactions contemplated by the Registration Statement, the Prospectus Supplement and the

Underwriting Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express written consent.  No opinion may be implied or inferred beyond the opinion expressly stated above.  The opinion expressed herein is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the prospectus constituting a part thereof.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature appears on the following page.]

Very truly yours,

By:	/s/ Matt Haltom
Matt Haltom
Vice President and Deputy General Counsel